Exhibit 99.1

ENVESTNET TO ACQUIRE TAMARAC

Combined Firms Offer Broadest Technology Platform, Investment Products and Services to RIAs

CHICAGO AND SEATTLE – February 16, 2012 – Envestnet, Inc. (NYSE: ENV), a leading provider of integrated wealth management solutions for financial advisors, announced today that it has entered into a definitive agreement to acquire Tamarac, Inc., a provider of sophisticated portfolio management technology that enables Registered Investment Advisors (RIAs) to efficiently deliver customized individual account management to their clients. The two firms, with the combination of their technology solutions, breadth of investment products and back-office operation services, are poised to transform the way RIAs deliver scalable, integrated solutions to their customers.

“While Tamarac has developed industry-leading software for rebalancing, practice management, performance reporting and CRM integration, we value their market position within the independent RIA segment which is core to Envestnet’s growth initiatives. We are eager to leverage Tamarac’s highly sought-after solutions in combination with our integrated wealth management software and advanced portfolio solutions. We welcome the Tamarac organization and look forward to supporting their clients, people, products and their continued development of proven high-end solutions for RIAs,” said Jud Bergman, Chairman, Founder and Chief Executive Officer of Envestnet. “As more advisors look to outsource to an integrated platform, we are uniquely positioned to meet this need—now and well into the future.”

Tamarac was founded in 2000 by current President Clive Matthew Springer and is headquartered in Seattle, Washington. The company currently has relationships with approximately 500 RIA firms , collectively managing over $250 billion in assets.

Tamarac CEO Stuart DePina will join Envestnet as Group President of Envestnet • Tamarac. DePina and his leadership team will continue to focus on integrated solutions for the RIA marketplace. “We are excited to build on the momentum Tamarac has generated with independent RIA’s seeking to streamline their operations through integrated technology and outsourced services. Now that we can leverage Envestnet’s solutions, Tamarac will accelerate many aspects of our strategic initiatives while allowing us to focus on our client’s needs.” DePina said. “We believe the combination of Envestnet • Tamarac will transform the way financial advisors support investors with Advisor Xi, one of the most comprehensive suites of technology and investment solutions available in the industry. ”

Envestnet has agreed to acquire Tamarac for $54 million in cash, subject to certain post-closing adjustments. The acquisition is subject to approval by the holders of a majority of Tamarac’s voting securities. Holders of Tamarac’s voting securities, including members of Tamarac’s management, have agreed to vote in favor of approval of the transaction. The transaction is also subject to customary closing conditions, including customer consents, and is expected to be completed during the first half of 2012.

Tamarac did not retain a financial advisor. Sandler O'Neill + Partners, L.P. served as financial advisor to Envestnet. McNaul Ebel Nawrot & Helgren acted as legal counsel to Tamarac and Mayer Brown LLP acted as counsel to Envestnet.

ABOUT ENVESTNET (NYSE: ENV)

Envestnet, Inc. is a leading provider of integrated wealth management software and services to financial advisors. Envestnet's Advisor Suite® software empowers advisors to better manage client outcomes and strengthen their practice. Envestnet offers advanced portfolio solutions through its Portfolio Management Consultants group (“PMC”). Envestnet Reporting Solutions gives advisors an in-depth view of clients' aggregated investments, empowering holistic, personalized advice. Envestnet is headquartered in Chicago with offices in Boston, Charlotte, Denver, New York, Sunnyvale, and Trivandrum, India. The firm has over $127 billion in total assets served and more than 909,000 investor accounts.*

For more information on Envestnet, Inc. please visit www.envestnet.com.

* Data includes assets under management or administration and licensing agreements as of 9/30/2011.

ABOUT TAMARAC

Tamarac provides an integrated, web-based suite of portfolio and client management software for independent advisors and wealth managers. Tamarac’s technology offering is further complemented by a range of outsourced portfolio accounting services – enabling advisors to spend more time with clients and growing their business. Tamarac has experienced over 50 percent year-over-year revenue growth for the last four years, which has resulted in a rising client base of over 500 RIA firms, collectively managing more than $250 billion in assets. RIAs utilizing Tamarac’s solution range in size from managing less than $10 million in assets to over $10 billion.

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements. Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release. For example, the Company’s forward-looking statements related to Tamarac and the anticipated acquisition could prove incorrect if the transaction were to not close, if Tamarac were to perform differently than currently expected by the Company or if anticipated benefits of the transaction are not realized. More generally, potential risks, uncertainties and other factors relating to the Company’s business include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic, political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release is as of February 16, 2012 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

For more information about Envestnet:

Media	Investors
Jami Schlicher, JCPR	Investor Relations
(973) 850-7309	(312) 827-3940
jschlicher@jcprinc.com	investor.relations@envestnet.com.